                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ]  Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                           Hudson City Bancorp, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

[HUDSON CITY BANCORP, INC. LOGO]
                                          April 18, 2001

Dear Stockholder:

     You are cordially invited to attend the 2001 Annual Meeting of Stockholders of Hudson City Bancorp, Inc., the holding company for Hudson City Savings Bank, which will be held on May 17, 2001 at 10:00 a.m., Eastern Time, at the Woodcliff Lake Hilton, 200 Tice Boulevard, Woodcliff Lake, New Jersey 07675.

     The attached Notice of the 2001 Annual Meeting of Stockholders and Proxy Statement describe the business to be transacted at the Annual Meeting. Directors and officers of Hudson City Bancorp, as well as a representative of KPMG LLP, the accounting firm appointed by the Board of Directors to be Hudson City Bancorp's independent auditors for the fiscal year ending December 31, 2001, will be present at the Annual Meeting to respond to appropriate questions.

     The Board of Directors of Hudson City Bancorp has determined that an affirmative vote on each matter to be considered at the Annual Meeting is in the best interests of Hudson City Bancorp and its stockholders and unanimously recommends a vote "FOR" each of these matters.

     Please complete, sign and return the enclosed proxy card promptly, whether or not you plan to attend the Annual Meeting. Your vote is important regardless of the number of shares you own. Voting by proxy will not prevent you from voting in person at the annual meeting, but will assure that your vote is counted if you are unable to attend. If you are a stockholder whose shares are not registered in your own name, you will need additional documentation from your record holder to attend and to vote personally at the Annual Meeting. Examples of such documentation include a broker's statement, letter or other document confirming your ownership of shares of Hudson City Bancorp.

     On behalf of the Board of Directors and the employees of Hudson City Bancorp, Inc. and Hudson City Savings Bank, we thank you for your continued support and hope to see you at the Annual Meeting.

                                          Sincerely yours,

                                          /s/ Leonard S. Gudelski

                                          Leonard S. Gudelski
                                          Chairman of the Board
                                            and Chief Executive Officer

                           HUDSON CITY BANCORP, INC.
                              WEST 80 CENTURY ROAD
                           PARAMUS, NEW JERSEY 07652
                                 (201) 967-1900

               NOTICE OF THE 2001 ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 17, 2001

     NOTICE IS HEREBY GIVEN that the 2001 Annual Meeting of Stockholders of Hudson City Bancorp, Inc. will be held at the Woodcliff Lake Hilton, 200 Tice Boulevard, Woodcliff Lake, New Jersey 07675, on May 17, 2001 at 10:00 a.m., Eastern Time, to consider and vote upon the:

     1. Election of three directors for terms of three years each;

     2. Ratification of the appointment of KPMG LLP as Hudson City Bancorp's independent auditors for the fiscal year ending December 31, 2001; and

     3. To transact such other business as may properly come before the annual meeting, and any adjournment or postponement thereof. Please note that we are not aware of any such business.

     The Board of Directors has fixed March 29, 2001 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof. Only stockholders of record at the close of business on that date will be entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof. A list of such stockholders will be available for inspection at the branch office of Hudson City Savings Bank located at West 80 Century Road, Paramus, New Jersey for 10 days prior to the annual meeting. The list will also be available at the annual meeting.

                                          By Order of the Board of Directors

                                          /s/ John M. Tassillo
                                          John M. Tassillo
                                          Executive Vice President,
                                            Treasurer and Secretary

Paramus, New Jersey
April 18, 2001

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER OF SHARES YOU OWN. THE BOARD OF DIRECTORS URGES YOU TO MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. RETURNING THE PROXY CARD WILL NOT PREVENT YOU FROM VOTING IN PERSON IF YOU ATTEND THE ANNUAL MEETING.

                           HUDSON CITY BANCORP, INC.

                            PROXY STATEMENT FOR THE
                      2001 ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON MAY 17, 2001

                              GENERAL INFORMATION

GENERAL

     This proxy statement and accompanying proxy card are being furnished to the stockholders of Hudson City Bancorp, Inc. in connection with the solicitation of proxies by the Board of Directors of Hudson City Bancorp for use at the annual meeting of stockholders of Hudson City Bancorp. The annual meeting of stockholders will be held on May 17, 2001 at the Woodcliff Lake Hilton, 200 Tice Boulevard, Woodcliff Lake, New Jersey 07675 at 10:00 a.m., Eastern Time and at any adjournment or postponement thereof. This proxy statement, together with the enclosed proxy card, is first being mailed to stockholders on or about April 18, 2001.

     Hudson City Bancorp, a Delaware corporation, operates as a bank holding company for its wholly owned subsidiary, Hudson City Savings Bank. As used in this proxy statement, "we," "us" and "our" refer to Hudson City Bancorp or Hudson City Bancorp and its consolidated subsidiaries, depending on the context. The term "annual meeting," as used in this proxy statement, includes any adjournment or postponement of such meeting.

WHO CAN VOTE

     The Board of Directors has fixed the close of business on March 29, 2001 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting. Accordingly, only holders of record of shares of Hudson City Bancorp common stock, par value $0.01 per share, at the close of business on such date will be entitled to vote at the annual meeting. On March 29, 2001, there were 104,638,200 shares of common stock outstanding. The presence, in person or by proxy, of the holders of at least a majority of the total number of outstanding shares of common stock entitled to vote at the annual meeting is necessary to constitute a quorum at the meeting.

HOW MANY VOTES YOU HAVE

     Each holder of shares of common stock outstanding on March 29, 2001 will be entitled to one vote for each share held of record (other than excess shares, as defined below) at the annual meeting. As provided in Hudson City Bancorp's certificate of incorporation, record holders of common stock who beneficially own in excess of 10% of the issued and outstanding shares of common stock not owned by Hudson City, MHC, our mutual holding company, are record holders of excess shares which shall be entitled to one-hundredth of one vote per share for each excess share. A person or entity is deemed to beneficially own shares owned by an affiliate or associate as well as by persons acting in concert with such person or entity. Hudson City Bancorp's certificate of incorporation authorizes the Board of Directors to interpret and apply the provisions of the certificate of incorporation governing excess shares, and to determine on the basis of information known to them after reasonable inquiry all facts necessary to ascertain compliance with the certificate of incorporation, including, without limitation, (1) the number of shares of common stock beneficially owned by any person or purported owner, (2) whether a person or purported owner is an affiliate or associate of, or is acting in concert with, any other person or purported owner and (3) whether a person or purported owner has an agreement, arrangement or understanding with any person or purported owner as to the voting or disposition of any shares of common stock.

HOW TO VOTE

     You may vote your shares by marking and signing the enclosed proxy card and returning it in the enclosed postage-paid envelope or by attending the annual meeting and voting in person. All properly executed proxies received by Hudson City Bancorp will be voted in accordance with the instructions marked on the proxy card. IF YOU RETURN AN EXECUTED PROXY CARD WITHOUT MARKING YOUR INSTRUCTIONS, YOUR EXECUTED PROXY WILL BE VOTED FOR THE PROPOSALS IDENTIFIED IN THE NOTICE OF THE 2001 ANNUAL MEETING.

     IF YOU ARE A STOCKHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED APPROPRIATE DOCUMENTATION FROM YOUR STOCKHOLDER OF RECORD TO VOTE PERSONALLY AT THE ANNUAL MEETING. Examples of such documentation would include a broker's statement, letter or other document that will confirm your ownership of shares of Hudson City Bancorp.

VOTE BY HUDSON CITY, MHC

     As indicated under "Security Ownership of Certain Beneficial Owners and Management," Hudson City, MHC, the mutual holding company for Hudson City Bancorp, owns 61,288,300 shares, or 58.57% of the outstanding shares as of March 29, 2001, of common stock of Hudson City Bancorp. All shares of common stock owned by Hudson City, MHC will be voted in accordance with the instructions of the Board of Directors of Hudson City, MHC, the members of which are identical to the members of the Board of Directors of Hudson City Bancorp. Hudson City, MHC is expected to vote such shares "FOR" each proposal.

     Directors are elected by a plurality of the votes cast in person or by proxy at the annual meeting. The holders of common stock may not vote their shares cumulatively for the election of directors. Shares held by a broker who submits a proxy card but fails to cast a vote on this proposal and shares for which a proxy card is not returned, will have no effect on the outcome of the vote on this Proposal 1 because only a plurality of votes cast is required to elect a director.

     In order for the stockholders to approve Proposal 2, we must obtain the affirmative vote of the holders of a majority of the shares of our common stock represented in person or by proxy at the annual meeting and entitled to vote on the proposal. Under this voting standard, shares as to which the "ABSTAIN" box has been selected on the proxy card will count as shares represented and entitled to vote and will be treated as votes "AGAINST" the proposal. Shares held by a broker who submits a proxy card but fails to cast a vote on this proposal and shares for which a proxy card is not returned will be treated as shares that are not represented and will have no effect on the outcome of the vote.

     Because Hudson City, MHC owns more than 50% of Hudson City Bancorp's outstanding shares, we expect that Hudson City, MHC will control the outcome of the vote on Proposals 1 and 2. For more information on Hudson City, MHC's effect on the vote, please see "Vote by Hudson City, MHC" above.

REVOCABILITY OF PROXIES

     You may revoke your grant of a proxy at any time before it is voted by:

        - filing a written revocation of the proxy with our secretary;

        - submitting a signed proxy card bearing a later date; or

        - attending and voting in person at the annual meeting, but you also must file a written revocation with the secretary of the annual meeting prior to the voting.

We are soliciting proxies only for the annual meeting. If you grant us a proxy to vote your shares, the proxy will only be exercised at the annual meeting.

SOLICITATION OF PROXIES

     Our officers, members of our Board of Directors and employees may solicit proxies on our behalf by telephone or through other forms of communication. We will also request persons, firms and corporations holding shares in their names or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners, and will reimburse such holders for reasonable expenses incurred in connection therewith. We will bear all costs of solicitation.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of February 28, 2001, certain information as to common stock beneficially owned by persons owning in excess of 5% of the outstanding shares of our common stock. We know of no person, except as listed below, who beneficially owned more than 5% of the outstanding shares of our common stock as of February 28, 2001. Except as otherwise indicated, the information provided in the following table was obtained from filings with the Securities and Exchange Commission and with Hudson City Bancorp pursuant to the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act. Addresses provided are those listed in the filings as the address of the person authorized to receive notices and communications. For purposes of the table below and the table set forth under "Security Ownership of Management," in accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of common stock (1) over which he has or shares, directly or indirectly, voting or investment power, or (2) of which he has the right to acquire beneficial ownership at any time within 60 days after February 28, 2001. As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" includes the power to dispose or direct the disposition of shares. Except as otherwise indicated, each stockholder shown in the table has sole voting and investment power with respect to the shares of common stock indicated.

NAME AND ADDRESS                                              AMOUNT AND NATURE OF
OF BENEFICIAL OWNER                                           BENEFICIAL OWNERSHIP    PERCENT(3)
-------------------                                           --------------------    ----------
Hudson City, MHC(1).........................................       61,288,300           58.57%
  West 80 Century Road
  Paramus, NJ 07652
The Baupost Group, L.L.C.(2)................................        7,325,375            7.00%
  SAK Corporation
  Seth A. Klarman
  44 Brattle Street -- 5th Floor
  Cambridge, MA 02138

-------------------------

(1) Based on the Schedule 13D filed with the SEC on August 2, 1999.

(2) Based on the Schedule 13G filed with the SEC on February 14, 2001, disclosing information as of December 31, 2000. The Baupost Group, L.L.C. is a registered investment adviser which may be deemed to beneficially own 7,325,375 shares of Hudson City Bancorp. The Baupost Group, L.L.C. has sole voting and investment power as to the shares of Hudson City Bancorp. SAK Corporation is the Manager of Baupost. Seth A. Klarman, as the sole Director of SAK Corporation and a controlling person of Baupost, may be deemed to have beneficial ownership of the securities beneficially owned by Baupost. Securities reported here as being beneficially owned by Baupost include securities purchased on behalf of a registered investment company and various limited partnerships. SAK Corporation and Seth Klarman have no voting or investment power as to the shares of Hudson City Bancorp.

(3) Based on the 104,638,200 total outstanding shares of Hudson City Bancorp as of March 29, 2001.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth information about the shares of common stock beneficially owned by each director of Hudson City Bancorp, by each named executive officer of Hudson City Bancorp identified in the Summary Compensation Table included elsewhere herein, and all directors and executive officers of Hudson City Bancorp or Hudson City Bancorp's wholly owned subsidiary, Hudson City Savings, as a group as of February 28, 2001. Except as otherwise indicated, each person and each group shown in the table has sole voting and investment power with respect to the shares of common stock indicated.

                                                                  AMOUNT AND NATURE        PERCENT OF
                                                                    OF BENEFICIAL         COMMON STOCK
            NAME                 POSITION WITH THE COMPANY      OWNERSHIP(1)(2)(3)(4)    OUTSTANDING(5)
            ----                 -------------------------      ---------------------    ---------------
Leonard S. Gudelski..........  Director, Chairman of the                751,716(6)               *
                               Board and Chief Executive
                                 Officer
Ronald E. Hermance, Jr. .....  Director, President and Chief            490,717(7)               *
                                 Operating Officer
Verne S. Atwater.............  Director                                  60,000                  *
John D. Birchby..............  Director                                 693,700                  *
Kenneth L. Birchby...........  Director                                 175,000(8)               *
Victoria H. Bruni............  Director                                  80,000                  *
William J. Cosgrove..........  Director                                  85,000                  *
Andrew J. Egner, Jr. ........  Director                                 115,000(9)               *
John W. Klie.................  Director                                  85,000(10)              *
Donald O. Quest..............  Director                                  95,500(11)              *
Arthur V. Wynne, Jr..........  Director                                 205,350(12)              *
John M. Tassillo.............  Executive Vice President,                189,173                  *
                                 Treasurer and Secretary
James C. Kranz...............  Senior Vice President and                 80,065                  *
                                 Investment Officer of
                                 Hudson City Savings
Michael B. Lee...............  Senior Vice President and                 67,283(13)              *
                                 Secretary of Hudson City
                                 Savings
All directors and executive
  officers as a group (16
  persons)...................                                         7,469,213               7.10%

-------------------------

  *  Less than one percent

 (1) The figures shown include the following shares that have been allocated as of December 31, 2000 to individual accounts of participants in the Hudson City Bancorp, Inc. Employee Stock Ownership Plan (referred to as the ESOP):
     Mr. Gudelski, 1,715 shares; Mr. Hermance, 1,715 shares; Mr. Tassillo, 1,715 shares; Mr. Kranz, 1,715 shares; Mr. Lee, 1,503 and all directors and executive officers as a group, 11,288 shares. Such persons have voting power (subject to the legal duties of the ESOP Trustee) but no investment power, except in limited circumstances, as to such shares. The figures shown for each of the executive officers named in the table do not include 4,130,600 shares held in trust pursuant to the ESOP that have not been allocated as of December 31, 2000 to any individual's account and as to which each of the executive officers named in the table share voting power with other ESOP participants. The figure shown for all

                                                  (notes continued on next page)
     directors and executive officers as a group includes such 4,130,600 shares as to which the members of Hudson City Bancorp's Compensation Committee (consisting of Messrs. Cosgrove and Quest and Ms. Bruni) may be deemed to have sole investment power, except in limited circumstances, thereby causing each such committee member to be deemed a beneficial owner of such shares. Each of the members of the Compensation Committee disclaims beneficial ownership of such shares and, accordingly, such shares are not attributed to the members of the Compensation Committee individually. See "Compensation of Directors and Executive Officers -- Benefits -- Employee Stock Ownership Plan and Trust."

 (2) The figures shown include the following shares held as of December 31, 2000 in individual accounts of participants in the Profit Incentive Bonus Plan of Hudson City Savings Bank: Mr. Gudelski, 0 shares; Mr. Hermance, 51,031 shares; Mr. Tassillo, 28,957 shares; Mr. Kranz 13,349 shares; Mr. Lee 10,729 shares; and all directors and executive officers as a group, 139,673 shares. Such persons have sole voting power and sole investment power as to such shares. See "Compensation of Directors and Executive
     Officers -- Benefits -- Profit Incentive Bonus Plan."

 (3) The figures shown include unvested shares held in a custodial account pursuant to the RRP that have been awarded to individuals as follows: Mr. Gudelski, 430,000 shares; Mr. Hermance, 300,000 shares; each other director, 55,000 shares; Mr. Tassillo, 120,000 shares; Mr. Kranz, 40,000 shares; Mr. Lee, 40,000 shares and all directors and executive officers as a group, 1,505,000 shares. Such persons have sole voting power but no investment power, except in limited circumstances, as to such shares.

 (4) The figures shown include the following shares which may be acquired upon the exercise of stock options that are, or will become, exercisable within 60 days of February 28, 2001: Mr. Gudelski, 200,000 shares; Mr. Hermance, 130,000 shares; Mr. Tassillo, 36,000 shares; Mr. Kranz, 15,000 shares; Mr. Lee, 15,000 shares; and each of Mr. K. Birchby, Ms. Bruni, Mr. Cosgrove, Mr. Egner, Mr. Klie, Dr. Quest and Mr. Wynne, 20,000 shares; and all directors and executive officers as a group, 566,000 shares.

 (5) Based on the 104,638,200 total outstanding shares as of March 29, 2001 plus the number of shares which such person or group of persons has the right to acquire within 60 days after February 28, 2001.

 (6) Includes 60,000 shares as to which Mr. Gudelski may be deemed to share voting and investment power.

 (7) Includes 7,500 shares as to which Mr. Hermance may be deemed to share voting and investment power.

 (8) Includes 50,000 shares as to which Mr. Birchby may be deemed to share voting and investment power.

 (9) Includes 20,000 shares as to which Mr. Egner may be deemed to share voting and investment power.

(10) Includes 7,500 shares as to which Mr. Klie may be deemed to share voting and investment power.

(11) Includes 8,500 shares as to which Dr. Quest may be deemed to share voting and investment power.

(12) Includes 50,000 shares as to which Mr. Wynne may be deemed to share voting and investment power.

(13) Includes 50 shares as to which Mr. Lee may be deemed to share voting and investment power.

--------------------------------------------------------------------------------

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS
--------------------------------------------------------------------------------

GENERAL

     The Certificate of Incorporation and Bylaws of Hudson City Bancorp provide for the election of directors by the stockholders. For this purpose, the Board of Directors of Hudson City Bancorp is divided into three classes, each class to be as nearly equal in number as possible. The terms of office of the members of one class expire, and a successor class is to be elected, at each annual meeting of stockholders. There are currently eleven directors of Hudson City Bancorp.

     The terms of three directors expire at the Annual Meeting. The three incumbent directors with terms expiring at the annual meeting, Kenneth L. Birchby, William J. Cosgrove and Donald O. Quest, have been nominated by the Nominating Committee of the Board of Directors to be re-elected at the annual meeting for three-year terms expiring at the annual meeting of stockholders to be held in 2004, or when their successors are otherwise duly elected and qualified. Each nominee has consented to being named in this proxy statement and to serve if elected.

     The terms of the remaining two classes of directors expire at the annual meetings of stockholders to be held in 2002 and 2003, respectively, or when their successors are otherwise duly elected and qualified. In the event that any nominee for election as a director at the annual meeting is unable or declines to serve, which the Board of Directors has no reason to expect, the persons named in the proxy card will vote with respect to a substitute nominee designated by the present Board of Directors.

WHO OUR DIRECTORS ARE

     The following table states certain information with respect to each nominee for election as a director and each director whose term does not expire at the annual meeting (including time spent on the Board of Directors or Board of Managers of Hudson City Savings prior to the incorporation of Hudson City Bancorp on March 4, 1999). There are no arrangements or understandings between Hudson City Bancorp and any director or nominee pursuant to which such person was elected or nominated to be a director of Hudson City Bancorp. For information with respect to security ownership of directors, see "Security Ownership of Certain Beneficial Owners and Management -- Security Ownership of Management."

                                                                    DIRECTOR     TERM
                                                          AGE(1)     SINCE      EXPIRES     POSITIONS HELD
                                                          ------    --------    -------     --------------
NOMINEES
Kenneth L. Birchby(2)...................................    86        1966       2001      Director
William J. Cosgrove.....................................    68        1995       2001      Director
Donald O. Quest.........................................    61        1983       2001      Director
CONTINUING DIRECTORS
Leonard S. Gudelski.....................................    66        1971       2003      Chairman of the
                                                                                           Board, Chief
                                                                                           Executive Officer
                                                                                           and Director
Ronald E. Hermance, Jr. ................................    53        1988       2002      President, Chief
                                                                                           Operating Officer
                                                                                           and Director
Verne S. Atwater........................................    80        1983       2002      Director
John D. Birchby.........................................    55        1980       2003      Director
Victoria H. Bruni.......................................    59        1996       2003      Director
Andrew J. Egner, Jr. ...................................    76        1984       2003      Director
John W. Klie............................................    75        1970       2002      Director
Arthur V. Wynne, Jr. ...................................    67        1984       2002      Director

-------------------------

(1) As of May 1, 2001.

(2) Mr. Kenneth L. Birchby also serves as Chairman Emeritus of Hudson City Savings.

OUR DIRECTORS' BACKGROUNDS

     The business experience of each of our directors is as follows:

                       NOMINEES FOR ELECTION AS DIRECTOR

     KENNETH L. BIRCHBY has been the Chairman Emeritus of Hudson City Savings since 1996. Mr. Birchby joined Hudson City Savings in 1966 as Executive Vice President, became President and Chief Executive Officer in 1968 and retired from this position in 1989. He became Chairman of Hudson City Savings in 1981 and served in this capacity until 1996. He is the father of John D. Birchby, Esq.

     WILLIAM J. COSGROVE has served at Citibank, N.A. from 1963 to 1991 when he retired as Vice President, Senior Banker, Senior Credit Officer. Since 1993, he has been Executive Vice President of Marketing at Citadel Group Representatives, Inc. and has served as Trustee of the John Hancock Funds since 1991.

     DONALD O. QUEST, M.D. has been a neurological surgeon since 1976, a professor at Columbia University since 1989 and an attending physician at Valley Hospital and Columbia-Presbyterian Medical Center since 1978.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE NOMINEES FOR ELECTION AS DIRECTORS.

                              CONTINUING DIRECTORS

     LEONARD S. GUDELSKI has served as Chairman of the Board and Chief Executive Officer of Hudson City Bancorp since its incorporation in 1999. He joined Hudson City Savings as Vice President in 1969 after having been employed for 13 years at a savings bank in Connecticut. In 1971 he was elected Executive Vice President and a member of the Board of Managers. Subsequent promotions were to President and Chief Operating Officer in 1981, President and Chief Executive Officer in 1989 and Chairman, President and Chief Executive Officer in 1996. He became Chairman and Chief Executive Officer of Hudson City Savings in 1997. He is a graduate of the University of Connecticut with a degree in economics and has completed various industry-related graduate level courses. Mr. Gudelski will step down as Chief Executive Officer of Hudson City Bancorp and Hudson City Savings Bank, effective as of December 31, 2001. He will continue to be employed as Chairman of the Board of Directors of both Hudson City Bancorp and Hudson City Savings Bank.

     RONALD E. HERMANCE, JR. has served as President and Chief Operating Officer of Hudson City Bancorp since its incorporation in 1999 and has served as President and Chief Operating Officer of Hudson City Savings since January 1997. Mr. Hermance previously was Senior Executive Vice President, Chief Operating Officer and has been a member of the Board of Managers of Hudson City Savings since 1988. Prior to joining Hudson City Savings, Mr. Hermance was Chief Financial Officer of Southold Savings Bank on Long Island, New York. In addition to his most recent service, Mr. Hermance served in various lending capacities in both a commercial bank and a thrift institution. He has been appointed to succeed Mr. Gudelski as Chief Executive Officer of Hudson City Bancorp and Hudson City Savings, effective as of December 31, 2001.

     VERNE S. ATWATER, PH.D. has served as an Instructor of the Executive M.B.A. Program and a Professor of Finance, Emeritus in Residence at the Lubin Business School of Pace University since 1982. He has also been a member of the board of directors of Marcel Dekker, Inc. since 1997.

     JOHN D. BIRCHBY, ESQ. has been a partner in the law firm of Dieffenbach, Witt & Birchby since 1975. He was a member of the Supreme Court District Ethics Committee for Bergen County of the State of New Jersey from 1990 to 1994. He is the son of Kenneth L. Birchby.

     VICTORIA H. BRUNI has been Vice President for Administration and Finance at Ramapo College of New Jersey since 1993. From 1964 to 1993 she served in various positions at New Jersey Bell Telephone Co., including attorney, Treasurer, and Assistant Secretary.

     ANDREW J. EGNER, JR. is retired, having been employed in various capacities by Hudson City Savings from 1984 to his retirement in 1989.

     JOHN W. KLIE is retired, having served as Vice President of Henry Klie, Inc., an insurance agency, from 1950 to 1989 and as consultant to the Otterstedt Agency, an insurance agency, from 1989 to 1996. Mr. Klie is a past President of the New Jersey Association of Independent Insurance Agents.

     ARTHUR V. WYNNE, JR. has been a partner in Burrelle's Information Services, a media research service company, since 1960, a partner in 3W Partners, a real estate firm, since 1980, Secretary and Treasurer of Video Monitoring Service of America, a television transcripts company, since 1987 and a Vice President of New England Newsclip Agency since 1972.

MEETINGS OF THE BOARD OF DIRECTORS AND ITS COMMITTEES

     During 2000, Hudson City Bancorp's Board of Directors held 7 meetings. No current director attended fewer than 75% of the total number of Board meetings and committee meetings of which such director was a member.

     The Board of Directors of Hudson City Bancorp maintains the following four standing committees:

     The EXECUTIVE COMMITTEE consists of Messrs. Atwater, K. Birchby, J. Birchby, Gudelski, Hermance and Klie. Mr. Gudelski serves as Chairman. The Executive Committee exercises the powers of the Board of Directors in the management of the business and affairs of Hudson City

Bancorp in between meetings of the Board of Directors. The Executive Committee did not meet during 2000.

     The COMPENSATION COMMITTEE consists of Messrs. Cosgrove and Quest and Ms. Bruni with Mr. Quest serving as Chairman. This committee provides advice and recommendations to the Board of Directors as to the compensation, employment arrangements and benefit programs for the officers of Hudson City Bancorp and its subsidiaries. The Compensation Committee met 2 times during 2000.

     The NOMINATING COMMITTEE consists of Mr. Atwater who is Chairman and Messrs. Cosgrove and Quest. This committee nominates individuals for election to the Board of Directors and senior management. It met 1 time during 2000. In addition, the Nominating Committee met 1 time in fiscal 2001, to select the nominees for election as directors at the annual meeting. In accordance with Hudson City Bancorp's bylaws, no nominations for election of directors, except those made by the Nominating Committee, shall be voted upon at the annual meeting unless properly made by a stockholder in accordance with the procedures set forth under "Additional Information--Notice of Business to be Conducted at Annual Meeting."

     The AUDIT COMMITTEE consists of Messrs. Atwater, Klie and Wynne, each of whom is independent (as defined in Rule 4200 (a)(14) of the National Association of Securities Dealers' listing standards), with Mr. Atwater serving as Chairman. This committee examines the records and affairs of Hudson City Bancorp to determine Hudson City Bancorp's financial condition and reviews the annual audit prepared by the independent accountants. This committee also recommends the appointment of accountants and independent auditors and reviews and evaluates the procedures and performance of Hudson City Bancorp's internal auditing department. The Audit Committee met 11 times during 2000. The Board of Directors has adopted a charter for the Audit Committee, which is attached as Appendix A to this proxy statement. Set forth below is the report of the Audit Committee.

                             AUDIT COMMITTEE REPORT

     The following Report of our Audit Committee is provided in accordance with the rules and regulations of the SEC. Pursuant to such rules and regulations, this Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended, except to the extent that Hudson City Bancorp specifically incorporates this information by reference, and otherwise shall not be deemed "soliciting material" filed with the SEC subject to Regulation 14A or 14C of the SEC or subject to the liabilities of Section 18 of the Exchange Act.

     The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2000, with the Company's management. The Audit Committee has discussed with KPMG LLP, the Company's independent public accountants, the following matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees):

     - The independent auditors responsibility under Generally Accepted Auditing Standards adopted in the United States;

     - Any significant accounting policies either newly adopted or modified;

     - Any significant management judgments and estimates included in the underlying financial statements;

     - Any significant audit adjustments proposed in their examination;

     - Any other information in documents containing the audited financial statements;

     - Any disagreements with management;

     - Any major issues discussed with management and other independent audit and accounting firms;

     - Any major issues discussed with management prior to retention as independent auditor;

     - Any difficulties encountered in performing the examination; and

     - Quality of accounting principles.

     The Audit Committee has also received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and the Audit Committee has discussed the independence of KPMG LLP with that firm. Based on the review and discussions with the Company's auditors as noted above, the Audit Committee recommended to the Board of Directors that the financial statements for the fiscal year ended December 31, 2000 be included in the Company's Annual Report on Form 10-K for filing with the SEC.

                                                  Audit Committee of Hudson City
                                                                   Bancorp, Inc.

                                             Verne S. Atwater, (Chairman)

                                             John W. Klie

                                             Arthur V. Wynne

EXECUTIVE OFFICERS

     In addition to Messrs. Gudelski and Hermance, Hudson City Bancorp and Hudson City Savings have the following executive officers:

     JOHN M. TASSILLO, age 66, has served as Executive Vice President, Treasurer and Secretary of Hudson City Bancorp since its incorporation in 1999. He has worked for Hudson City Savings since 1969 and has served as Executive Vice President and Treasurer of Hudson City Savings since 1989. Mr. Tassillo is responsible for the accounting, data processing, purchasing, checking, ATM control, and compliance areas of Hudson City Savings. Mr. Tassillo is a Certified Public Accountant. He is a graduate of St. Peter's College in New Jersey and the Graduate School of Savings Banking at Brown University.

     V. BARRY CORRIDON, age 52, has been Senior Vice President of Mortgage Servicing of Hudson City Savings since January 2000. He previously served as First Vice President of Mortgage Servicing of Hudson City Savings from 1995 to 2000 and as a Vice President from 1982 to 1995. He is responsible for the administration of our mortgage portfolio, supervision of new loan set-up, post-closing, payoffs, mortgage accounting, collections and foreclosures. Mr. Corridon was President of the Mortgage Bankers Association of New Jersey in 1995. He is the current President of the Mortgage Bankers Association's Educational Foundation. Mr. Corridon also serves on the board of WOODLEA/PATH Advisory Council of Children's Aid and Family Services. He earned his undergraduate degree at Fairleigh Dickinson University and is also a graduate of the Graduate School of Savings Banking at Brown University. He joined Hudson City Savings in 1970.

     JAMES C. KRANZ, age 52, has been Senior Vice President and Investment Officer of Hudson City Savings since January 2000 and previously served as First Vice President and Investment Officer from 1989 to 2000. He is responsible for investments, cash flow management and management of interest rate risk. Mr. Kranz joined Hudson City Savings in 1983. He formerly served as the

Investment Officer of another New Jersey savings bank for 12 years. Mr. Kranz is a member of the New Jersey Bond Club and serves on the Asset and Liability Management Committee of the New Jersey League of Community and Savings Bankers. Mr. Kranz has an undergraduate degree and a MBA from Lehigh University. He is a graduate of the Graduate School of Savings Banking at Brown University.

     THOMAS E. LAIRD, age 48, joined Hudson City Savings in 1974. He has served as Senior Vice President and Mortgage Officer since January 2000 and previously served as First Vice President and Mortgage Officer from 1991 to 2000. His primary area of responsibility is mortgage lending and loan production. Mr. Laird holds an undergraduate degree from St. Peter's College and is a graduate of the National School of Banking at Fairfield University. Mr. Laird has been actively involved from 1989 to 1999 on the Wanaque Board of Education, having served for two terms as Board President. He has also been active in the Mortgage Bankers Association of New Jersey, the New Jersey League of Community and Savings Bankers and presently is a board member of the Dover Housing Development Corporation.

     MICHAEL B. LEE, age 51, has served as Senior Vice President and Secretary of Hudson City Savings since January 2000 and previously served as First Vice President and Secretary of Hudson City Savings from 1989 to 2000. He is responsible for branch administration, training and customer retirement programs. He has an undergraduate degree in management from St. Peter's College and a Masters Degree from New Jersey Institute of Technology. He has also graduated from the National School of Finance and Management at Fairfield University. Mr. Lee is a Past President of the Bergen Chapter of the American Institute of Banking and has served on several committees of the New Jersey League of Community and Savings Bankers. Mr. Lee joined Hudson City Savings in 1971.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

     The following Report of Hudson City Bancorp's Compensation Committee is provided in accordance with the rules and regulations of the SEC. Pursuant to such rules and regulations, this Report and the Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended, except to the extent that Hudson City Bancorp specifically incorporates this information by reference, and otherwise shall not be deemed "soliciting material," filed with the SEC subject to Regulation 14A or 14C of the SEC or subject to the liabilities of Section 18 of the Exchange Act.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     On July 13, 1999, Hudson City Bancorp became the holding company for Hudson City Savings Bank upon completion of the reorganization and conversion of Hudson City Savings from mutual to stock form.

     The Compensation Committee is responsible for administering the compensation and benefits programs for the Bank's Chairman and Chief Executive Officer and all other executive officers. Compensation of the Chairman and Chief Executive Officer and other executive officers for the fiscal year ended 2000 was paid by Hudson City Savings and determined by the Board of Directors of Hudson City Savings upon the recommendation of the Compensation Committee.

     The committee reviews the compensation and benefits programs for all executive officers on an annual basis. Recommendations and rationale of Hudson City Savings' Chairman and Chief Executive Officer are taken into consideration during such review. The Chairman and Chief Executive Officer does not participate in the Committee's decision regarding his own compensation review and recommendation.

     The committee strives to provide a compensation program that assures both the motivation and retention of the executive officers, proper alignment with the financial interests of Hudson City Bancorp's stockholders, and competitiveness with the external marketplace. To this end, Hudson City Bancorp has retained a nationally recognized compensation consulting firm to assist with the review and recommendation process. In order to determine competitive practices regarding compensation, a group of companies with similar size and business mix to that of Hudson City Savings was compiled. The committee reviewed the compensation practices of the peer group in order to develop recommendations for Hudson City Savings' executive officers.

     Hudson City Savings' compensation program for executive officers consists of base salary, annual bonus, and long-term incentive awards, including stock option and restricted stock grants.

BASE SALARIES

     Salary levels recommended by the committee are intended to be competitive with salary levels of the companies in Hudson City Savings' peer group, commensurate with the executive officers' respective duties and responsibilities, and reflect the financial performance of Hudson City Savings. After a comprehensive review, base salaries for the fiscal year ended 2000 were increased 11.4% on average for the covered executive officers, a level deemed appropriate using the above criteria.

ANNUAL INCENTIVE

     Hudson City Savings maintains the Annual Incentive Plan in which the executive officers are eligible to participate. A target bonus award has been set for each officer expressed as a percent of salary, which varies based on the officer's position. During the first quarter of 2000, the Board of Directors set a net operating income target (before taxes and extraordinary items) for achievement under the plan. Net operating income performance for 2000 determined the bonus awards that were paid out to the executive officers, as a percent of their target award. In 2000, net operating income performance exceeded target levels; therefore, above target awards were paid to the participating executive officers. Hudson City Savings typically pays these bonuses in cash shortly after the end of the fiscal year, but payment may be deferred to a later date at the election of the participant.

CASH LONG-TERM INCENTIVE

     The Long-Term Incentive Plan permits executive officers to receive additional cash bonuses based on the achievement of performance goals set for a three-year period. Under this plan, participation units are granted to the eligible executive officers. Each unit represents a dollar amount that will be paid at the end of a three-year performance period if specific performance targets are met. In 1999, Hudson City Savings made payments for units granted for the three-year period beginning January 1, 1996 and ending December 31, 1998. Performance relating to target levels of asset growth and return on assets for this period determined the value of these units. In 1999, Hudson City Savings granted additional participation units to the executive officers for performance during the three-year period beginning January 1, 1999 and ending December 31, 2001. Actual payments in 2002 will be based on return on assets performance relative to target.

STOCK OPTIONS

     Hudson City Bancorp has implemented the 2000 Stock Option Plan under which the executive officers and directors may be eligible to receive awards. In 2000, all executive officers received stock option grants determined by the Compensation Committee based on the financial performance achieved by Hudson City Savings, and the level of long-term incentive awards made by the companies in the peer group. The Compensation Committee considers the stock option grants a key means of aligning the interests of executive officers with those of Hudson City Bancorp's stockholders because the value of the stock options is tied directly to stock price appreciation.

RECOGNITION AND RETENTION PLAN

     Hudson City Bancorp has implemented the 2000 Recognition and Retention Plan under which the executive officers and directors are eligible to receive restricted stock awards. In 2000, all executive officers received restricted stock grants determined by the Compensation Committee based on the financial performance achieved by Hudson City Savings, and the level of long-term incentive awards made by the companies in the peer group. No awards were granted to the executive officers or directors as of the fiscal year ended December 31, 1999. The Compensation Committee considers the restricted stock awards a key means of aligning the interests of executive officers with those of Hudson City Bancorp's stockholders because the value of the restricted stock is tied directly to stock price appreciation.

CHIEF EXECUTIVE OFFICER

     The Compensation Committee recognizes the significant additional efforts required of the Chairman and Chief Executive Officer in bringing about Hudson City Bancorp's successful first full year of operations as a public company.

     The Compensation Committee, in conjunction with the compensation consulting firm retained by Hudson City Bancorp, developed the following recommendations for Mr. Gudelski's compensation in 2000. Base salary was increased to $807,231, representing a 2.5% increase from 1999. Under the criteria of the Annual Incentive Plan, the committee awarded Mr. Gudelski a bonus in the amount of $459,449, representing an amount slightly above target.

                             Compensation Committee of Hudson City Bancorp, Inc.

                                      Donald O. Quest, M.D. (Chairman)

                                      Victoria H. Bruni

                                      William J. Cosgrove

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the fiscal year ended December 31, 2000, the Compensation Committee consisted of Ms. Bruni, Mr. Cosgrove and Dr. Quest. There were no interlocks, as defined under the rules and regulations of the SEC, between members of the Compensation Committee or executive officers of Hudson City Bancorp and corporations with which such persons are affiliated.

PERFORMANCE GRAPH

     Pursuant to the regulations of the SEC, the graph below compares the performance of Hudson City Bancorp with that of the total return for the Russell 2000 Index and for all thrift stocks as reported by SNL Securities L.C. from July 1, 1999, through December 31, 2000. On July 13, 1999, Hudson City Savings completed its reorganization and Hudson City Bancorp sold 54,350,000 shares of common stock to the public at a subscription price of $10.00 per share. Immediately thereafter, the common stock began trading on the Nasdaq Stock Market. The graph assumes the reinvestment of dividends in additional shares of the same class of equity securities as those listed below. The index level for all series was set to 100.00 on July 13, 1999, the first day of trading for Hudson City Bancorp common stock. For Hudson City Bancorp, the index commenced with the initial public offering price of $10.00 per share.

                                      LOGO

                                                          PERIOD ENDING
                            --------------------------------------------------------------------------
          INDEX             07/13/99   09/30/99   12/31/99   03/31/00   06/30/00   09/30/00   12/31/00
------------------------------------------------------------------------------------------------------
Hudson City Bancorp, Inc.    100.00     137.50     134.88     147.32     172.70     172.89     207.05
Russell 2000 Index           100.00      96.99     114.99     123.10     118.51     119.86     111.81
SNL Thrift Index             100.00      88.60      82.61      80.73      84.62     107.78     131.92

     THERE CAN BE NO ASSURANCE THAT STOCK PERFORMANCE WILL CONTINUE INTO THE FUTURE WITH THE SAME OR SIMILAR TRENDS AS THOSE DEPICTED IN THE GRAPH ABOVE.

DIRECTOR COMPENSATION

     Fee Arrangements. To date, Hudson City Savings has compensated its directors and executive officers for their services. Hudson City Bancorp does not pay any additional compensation. We expect to continue this practice until we have a business reason to establish separate compensation programs. Until then, we expect Hudson City Bancorp to reimburse Hudson City Savings for a part of the compensation paid to each director and executive officer that is proportionate to the amount of time which he or she devotes to performing services for Hudson City Bancorp. Hudson City Savings pays a fee to each of its non-management directors for attendance at each board meeting of Hudson City Bancorp or Hudson City Savings and each meeting of a committee of which they are members. A single fee is paid when Hudson City Bancorp and Hudson City Savings hold joint board or committee meetings. The following table sets forth the meeting fees in effect for 2000. Effective January 1, 2001, the board fee structure has been revised whereas each board member will receive, in addition to the per meeting attendance fees listed below, an annual retainer of $28,000. Each member of the executive committee will also receive, in addition to the per meeting attendance fees listed below, an annual retainer of $18,000.

                                                              POSITION     2000      2001
                                                              --------    ------    ------
Board of Hudson City Bancorp and Hudson City Savings........  Member      $3,000    $1,000
Executive Committee of Hudson City Bancorp and Hudson City
  Savings...................................................  Member         540       500
Audit Committee of Hudson City Bancorp and Hudson City
  Savings...................................................  Member         490       540
                                                               Chair         550       610
Compensation Committee of Hudson City Bancorp...............  Member         800       880
                                                               Chair         860       950
Human Resources Committee of Hudson City Savings............  Member         800       880
                                                               Chair         860       950
Asset Management Committee of Hudson City Savings...........  Member         800       880
                                                               Chair         860       950
Nominating Committee of Hudson City Bancorp and Hudson City
  Savings...................................................  Member         800       880
                                                               Chair         860       950

     Outside Directors Consultation Plan. This plan provides continued compensation following termination of service as a director to eligible outside directors who agree to serve as consultants to Hudson City Savings. A director is eligible if he or she retires after attaining age 65 and completing 10 years of service as an outside director. The monthly consulting fee is equal to 5% of the fee for attendance at a meeting of the board of directors in effect at the date of termination of service as a director multiplied by the number of full years of service as an outside director, to a maximum of 20 years. A director's consulting arrangement will continue for 120 months or until an earlier date when the director withdraws from the performance of consulting services. If a change of control occurs, this plan will terminate and all of its obligations will be settled by lump sum payment. In computing these lump sums, each non-employee director will be presumed to have attained age 65 and completed 20 years of service.

     Agreements for the Deferral of Directors Fees. This plan allows the deferral of fees for service on the board of directors of Hudson City Savings and its committees. Deferred amounts bear interest, credited quarterly, at the highest interest rate which Hudson City Savings paid to its customers on savings and time deposits during the quarter. Hudson City Savings pays the deferred amounts plus accrued interest following the director's termination of service. These benefits are general, unsecured obligations of Hudson City Savings and are not separately funded.

     2000 Stock Option Plan and 2000 Recognition and Retention Plan. The 2000 Stock Option Plan and 2000 Recognition and Retention Plan were adopted by our Board of Directors and subsequently approved by Hudson City Bancorp's stockholders at the special meeting held on January 13, 2000. Each of our non-officer directors has been granted an option to purchase 100,000 shares of our common stock that are scheduled to vest at the rate of 20% per year over a five-year period and will become immediately exercisable upon an option holder's death, disability, retirement or change in control of Hudson City Bancorp. Each of our non-officer directors has been granted restricted stock awards of 55,000 shares of our common stock that are also scheduled to vest in 20% increments over a five-year period with accelerated vesting to occur in the event of an option holder's death, disability, retirement or change in control of Hudson City Bancorp.

EXECUTIVE OFFICER COMPENSATION

     Summary Compensation Table. The following table provides information about the compensation paid for services rendered in all capacities during 2000, 1999 and 1998 to our Chief Executive Officer and to the four other most highly compensated executive officers whose total annual salary and bonus for 2000 was at least $100,000.

                                                            ANNUAL                                 PAYOUTS
                                                       COMPENSATION(1)       ----------------------------------------------------
                                                    ----------------------   RESTRICTED
                                                              OTHER ANNUAL     STOCK                      LTIP        ALL OTHER
NAME AND                                 SALARY      BONUS    COMPENSATION     AWARDS      OPTIONS    COMPENSATION   COMPENSATION
PRINCIPAL POSITIONS              YEAR      ($)      ($)(1)       ($)(2)        ($)(5)      (#)(6)        ($)(3)         ($)(4)
-------------------              ----   ---------   -------   ------------   ----------   ---------   ------------   ------------
Leonard S. Gudelski............  2000    807,231    469,449       --         8,707,500    1,000,000           --       128,039
  Chairman and Chief Executive   1999    787,770    319,288       --                --           --           --        88,288
  Officer                        1998    754,770    286,435       --                --           --    1,248,912        68,165
Ronald E. Hermance, Jr.........  2000    405,769    194,240       --         6,075,000      650,000           --        59,714
  President and Chief Operating  1999    339,346    117,194       --                --           --           --        30,373
  Officer                        1998    305,308    104,555       --                --           --      425,796        23,438
John M. Tassillo...............  2000    263,692    114,788       --         2,430,000      180,000           --        35,878
  Executive Vice President,      1999    224,918     69,740       --                --           --           --        17,549
  Treasurer and Secretary        1998    203,231     61,462       --                --           --      237,048        13,444
James Kranz....................  2000    176,846     49,390       --           810,000       75,000           --        21,761
  Senior Vice President and      1999    164,551     10,000       --                --           --           --        10,781
  Investment Officer of Hudson   1998    155,293      7,775       --                --           --      111,258         8,439
  City Savings
Michael B. Lee.................  2000    149,592     41,769       --           810,000       75,000           --        19,384
  Senior Vice President and      1999    123,154      8,550       --                --           --           --         6,373
  Secretary of Hudson City
  Savings                        1998    109,908      5,420       --                --           --       78,078         6,123

-------------------------

(1) The figures include employer contributions to the Hudson City Savings Bank Profit Incentive Bonus Plan which the executive officer could have elected to receive in cash for 2000 and bonuses under the Hudson City Savings Bank Annual Incentive Plan which were earned for 2000 and paid in 2001.

(2) Hudson City Savings provides its executive officers with certain non-cash benefits and perquisites, such as the use of Bank-owned or leased automobiles. Management of Hudson City Savings believes that the aggregate value of these benefits for each year included in the table did not, in the case of any executive officer, exceed $50,000 or 10% of the aggregate salary and annual bonus reported for him in the Summary Compensation Table.

(3) Represents amounts payable in 1999 under Hudson City Savings' Long-Term Incentive Plan, a non-qualified performance-based compensation plan, based on achievement of performance goals established for the three-year period ended December 31, 1998. This plan has been administered

                                                  (notes continued on next page)
    so that payments have been made once every three years. Includes amounts which may have been deferred by the executive officer pursuant to an individual non-qualified deferred compensation arrangement.

(4) Includes the following components for 2000-(1) amounts accrued under the Hudson City Savings Bank Supplemental Savings Plan, a non-qualified deferred compensation plan -- Mr. Gudelski, $31,435; Mr. Hermance, $10,769; and Mr. Tassillo, $3,500; (2) the premium cost for life insurance coverage under the Hudson City Savings Bank Supplemental Death Benefit Plan for Senior
    Officers -- Mr. Gudelski, $1,842; Mr. Hermance, $1,445; Mr. Tassillo, $1,503; Mr. Kranz, $980; and Mr. Lee, $904; and (3) amounts under the ESOP and the ESOP Restoration Plan, respectively, based upon the closing price of $17.00 of Hudson City Bancorp stock on September 30, 2000 -- Mr. Gudelski, $19,239 and $75,523; Mr. Hermance, $19,239 and $28,261; Mr. Tassillo,
    $19,239 and $11,636; Mr. Kranz, $19,239 and $1,542; and Mr. Lee, $18,480.

(5) Pursuant to the RRP, shares of stock as of January 13, 2000 were granted to individuals as follows: Mr. Gudelski, 430,000 shares; Mr. Hermance, 300,000 shares; each other director, 55,000 shares; Mr. Tassillo, 120,000 shares; Mr. Kranz, 40,000 shares; Mr. Lee, 40,000 shares, which vest at a rate of 20% per year over a five-year period beginning on April 20, 2001, with 100% vesting in cases of officer's death, disability or retirement or a change in control of the Company. The dollar amounts shown in the table for the year ended December 31, 2000 are based on the closing price of the Common Stock on December 31, 2000, which was $20.25, as reported on the National Market System of the Nasdaq Stock Market ("Nasdaq National Market"). Dividends which are declared and paid are distributed at the same time as the related shares. During the fiscal year ended December 31, 1998, and December 31, 1999 neither the Company nor Hudson City Savings maintained any restricted stock plans.

(6) Pursuant to the Option Plan, Messrs. Gudelski, Hermance, Tassillo, Kranz and Lee were awarded 1,000,000, 650,000, 180,000, 75,000 and 75,000 options, respectively, as of January 13, 2000, which are exercisable at a rate of 20% per year over a five-year period beginning on January 13, 2001, with 100% vesting in cases of death, disability or retirement or a change in control of the Company. As of December 31, 2000, there were no options that were exercisable. There were no options granted in 1999 or 1998.

EMPLOYMENT AGREEMENTS

     Hudson City Bancorp and Hudson City Savings have jointly entered into employment agreements with Messrs. Gudelski, Hermance and Tassillo to secure their services as officers. The employment agreements became effective on July 13, 1999. They have rolling three-year terms which a decision of the executive or joint decision of Hudson City Bancorp and Hudson City Savings may convert to a fixed three year term. These agreements provide for minimum annual salaries of $838,000, $425,000 and $276,000, respectively, discretionary cash bonuses, and participation on generally applicable terms and conditions in other compensation and fringe benefit plans (including cash incentive compensation under the existing Annual Incentive Plan and Long-Term Incentive Plan, to the extent that Hudson City Savings continues those plans in the future). They also guarantee customary corporate indemnification and errors and omissions insurance coverage throughout the employment term and for six years after termination.

     Hudson City Bancorp and Hudson City Savings may discharge each executive, and each executive may resign, at any time with or without cause. However, in the event of discharge without cause, Hudson City Bancorp and Hudson City Savings will owe the executive severance benefits generally equal to the value of the cash compensation and fringe benefits that the executive would have received if he had continued working for an additional three years. The same severance benefits would be payable if the executive resigns during the term following: a loss of title, office or membership on the board of directors; material reduction in duties, functions or responsibilities; involuntary relocation of the executive's principal place of employment to a location over 25 miles in distance from Hudson City Savings' principal office in Paramus, New Jersey and over 25 miles from the executive's principal residence; or other material breach of contract by Hudson City Bancorp or Hudson City Savings which is not cured within 30 days. For 60 days after a change of control, each executive may resign for any reason and collect severance benefits as if he had been discharged without cause. The employment agreements also provide certain uninsured death and disability benefits.

     If Hudson City Bancorp or Hudson City Savings experiences a change in ownership, a change in effective ownership or control or a change in the ownership of a substantial portion of their assets as contemplated by section 280G of the Internal Revenue Code, a portion of any severance payments under the employment agreements might constitute an "excess parachute payment" under current federal tax laws. Federal tax laws impose a 20% excise tax, payable by the executive, on excess parachute payments. Under the employment agreements, Hudson City Bancorp would reimburse the executive for the amount of this excise tax and would make an additional gross-up payment so that, after payment of the excise tax and all income and excise taxes imposed on the reimbursement and gross-up payments, the executive would retain approximately the same net-after tax amounts under the employment agreement that he would have retained if there was no 20% excise tax. The effect of this provision is that Hudson City Bancorp, rather than the executive, bears the financial cost of the excise tax. Neither Hudson City Savings nor Hudson City Bancorp could claim a federal income tax deduction for an excess parachute payment, excise tax reimbursement payment or gross-up payment.

CHANGE OF CONTROL AGREEMENTS

     Hudson City Bancorp and Hudson City Savings have jointly entered into two-year change of control agreements with Messrs. Corridon, Kranz, Laird and Lee. The term of these agreements is perpetual until Hudson City Savings gives notice of non-extension, at which time the term is fixed for two years.

     Generally, Hudson City Savings may terminate the employment of any officer covered by these agreements, with or without cause, at any time prior to a change of control without obligation for severance benefits. However, if Hudson City Bancorp or Hudson City Savings signs a merger or other business combination agreement, or if a third party makes a tender offer or initiates a proxy contest, it could not terminate an officer's employment without cause without liability for severance benefits. The severance benefits would generally be equal to the value of the cash compensation and fringe benefits that the officer would have received if he or she had continued working for an additional two years. Hudson City Savings would pay the same severance benefits if the officer resigns after a change of control following a loss of title, office or membership on the Board of Directors, material reduction in duties, functions or responsibilities, involuntary relocation of his or her principal place of employment to a location over 25 miles from Hudson City Savings' principal office on the day before the change of control and over 25 miles from the officer's principal residence or other material breach of contract which is not cured within 30 days. These agreements also provide certain uninsured death and disability benefits.

     If Hudson City Savings or Hudson City Bancorp experiences a change in ownership, a change in effective ownership or control or a change in the ownership of a substantial portion of their assets as contemplated by section 280G of the Internal Revenue Code, a portion of any severance payments under the change of control agreements might constitute an "excess parachute payment" under current federal tax laws. Any excess parachute payment would be subject to a federal excise tax payable by the officer and would be non-deductible by Hudson City Savings and Hudson City Bancorp for federal income tax purposes. The change of control agreements do not provide a tax indemnity.

     Similar change of control agreements providing severance benefits equal to one year's compensation and benefits are in effect for the four First Vice Presidents and 28 Vice Presidents of Hudson City Savings.

BENEFIT PLANS

     Annual Incentive Plan. This plan permits officers with titles of Senior Vice President and above, who are selected by the Compensation Committee, to earn cash bonuses each year. Currently only Messrs. Gudelski, Hermance, Tassillo, Corridon, Kranz, Laird and Lee are eligible for this plan. The bonuses are a percentage of each officer's annual rate of base salary. The percentage varies based on the officer's position and Hudson City Savings' net operating income (before taxes and extraordinary items, but after interest expense) relative to a target which the Board of Directors establishes during the first quarter of the year. Hudson City Savings typically pays these bonuses shortly after the end of the year, but payment may be deferred to a later date at the election of the participant. Deferred amounts bear interest at prescribed rates. Deferred amounts plus accrued interest are general, unsecured obligations of Hudson City Savings and are not separately funded.

     Long-Term Incentive Plan. This plan permits employees selected by the Compensation Committee to earn additional cash bonuses based on achievement of performance goals set for periods longer than one year. Under this plan, the Compensation Committee grants participation units to selected employees. Each unit represents a dollar amount that will be paid at the end of a three-year performance period if specified performance targets are met. The Compensation Committee may also establish lower unit values for performance that exceeds a minimum threshold but is below the target and higher unit values for performance that exceeds the target. In 2000, Hudson City Savings made payments for units granted for the three-year period beginning January 1, 1996 and ending December 31, 1998. Hudson City Savings' performance relative to target levels of asset growth and return on assets for this period determined the value of these units. This plan has been administered so that payments have been made only once every three years.

     Generally, participants must remain employed through the end of the relevant performance period to receive payment for units. There are exceptions for death, disability or retirement during the performance period. In addition, in the event of a change of control, the terms of the plan abbreviate the performance period for any outstanding units and provide for pro rated payments based on performance to the date of the change of control.

     The following table sets forth information concerning the long-term incentive awards made through December 31, 2000 relating to performance during the three-year period ending December 31, 2001:

                                                                ESTIMATED FUTURE PAYOUTS
                                                          UNDER NON-STOCK PRICE-BASED PLANS(1)
                                       ---------------------------------------------------------------------------
                                        NUMBER        PERFORMANCE        THRESHOLD        TARGET        MAXIMUM
NAME/POSITION                          OF UNITS   PERIOD UNTIL PAYOUT   $10 PER UNIT   $25 PER UNIT   $50 PER UNIT
-------------                          --------   -------------------   ------------   ------------   ------------
Leonard S. Gudelski..................   34,069    Three year              $340,690       $851,725      $1,703,450
  Chairman and Chief Executive                    period ending
  Officer                                         December 31, 2001
Ronald E. Hermance, Jr. .............   14,028    Three year               140,280        350,700         701,400
  President and Chief Operating                   period ending
  Officer                                         December 31, 2001
John M. Tassillo.....................    7,640    Three year                76,400        191,000         382,000
  Executive Vice President and                    period ending
  Treasurer                                       December 31, 2001
James Kranz..........................    3,866    Three year                38,660         96,650         193,300
  Senior Vice President and                       period ending
  Investment Officer                              December 31, 2001
Michael B. Lee.......................    3,172    Three year                31,720         79,300         158,600
  Senior Vice President and Secretary             period ending
                                                  December 31, 2001

-------------------------

(1) Actual payments will be determined on the basis of return on average assets performance relative to prescribed target levels.

     Pension Plans. The Hudson City Savings Bank Employees' Retirement Plan is a tax-qualified plan that covers substantially all salaried employees who are age 21 and have at least one year of service. The Supplemental Executive Retirement Plan covers selected executive officers and currently covers Messrs. Gudelski, Hermance and Tassillo. The following table shows the estimated aggregate benefits payable under the Employees' Retirement Plan and the Supplemental Executive Retirement Plan upon retirement at age 65 in 2000 with various years of service and average final compensation combinations.

                                    YEARS OF SERVICE
 AVERAGE FINAL    ----------------------------------------------------
COMPENSATION(1)      15         20         25         30       35(2)
---------------   --------   --------   --------   --------   --------
  $  100,000      $ 30,000   $ 40,000   $ 50,000   $ 60,000   $ 60,000
     125,000        37,500     50,000     62,500     75,000     75,000
     150,000        45,000     60,000     75,000     90,000     90,000
     160,000        48,000     64,000     80,000     96,000     96,000
     175,000        52,500     70,000     87,500    105,000    105,000
     200,000        60,000     80,000    100,000    120,000    120,000
     300,000        90,000    120,000    150,000    180,000    180,000
     400,000       120,000    160,000    200,000    240,000    240,000
     500,000       150,000    200,000    250,000    300,000    300,000
     750,000       225,000    300,000    375,000    450,000    450,000
   1,000,000       300,000    400,000    500,000    600,000    600,000

-------------------------

(1) Average final compensation is average base salary, as reported in the "Salary" column of the Summary Compensation Table, for the highest three consecutive years during the final 10 years of employment. Tax laws impose a limit ($170,000 for individuals retiring in 2000) on the average final compensation that may be counted in computing benefits under the Employees' Retirement Plan. The Employees' Retirement Plan may also pay benefits accrued as of January 1, 1994 based on tax law limits then in effect. For Messrs. Gudelski, Hermance and Tassillo, benefits based on average final compensation in excess of this limit are payable under the Supplemental Executive Retirement Plan.

(2) The Employees' Retirement Plan and the Supplemental Executive Retirement Plan do not count service in excess of 30 years in the benefit formula.

     The benefits shown in the preceding table are annual benefits payable in the form of a single life annuity and are not subject to any deduction for Social Security benefits or other offset amounts. At December 31, 2000, the average final compensation and estimated years of service of the executive officers named in the Summary Compensation Table were: Mr. Gudelski: $783,257, 31 years of service; Mr. Hermance: $350,141, 12 years of service; Mr. Tassillo, $230,614, 31 years of service; Mr. Kranz: $165,563, 17 years of service; and Mr.
Lee: $127,551, 29 years of service.

     Savings Plans. The Profit Incentive Bonus Plan of Hudson City Savings Bank is a tax-qualified defined contribution plan for substantially all salaried employees who have attained age 21 and have at least one year of service. Until March 31, 1999, Hudson City Savings had made contributions to this plan equal to 10% of each eligible employee's base salary. Participants were able to receive up to 50% of this contribution in cash. The plan held the balance on a tax deferred basis. Because it adopted the Employee Stock Ownership Plan in connection with the reorganization, Hudson City Savings reduced its contributions to the Profit Incentive Bonus Plan to 5% of base salary paid after March 31, 1999, with a cash election available for the full amount of the reduced contribution.

     This plan has an individual account for each participant's contributions and allows each participant to direct the investment of his or her account. One permitted investment is common stock of Hudson City Bancorp. Participants will direct the voting of shares purchased for their plan accounts.

     The Supplementary Savings Plan of Hudson City Savings Bank is a non-qualified plan that provides additional benefits to certain participants whose benefits under the Profit Incentive Bonus Plan are limited by tax law limitations applicable to tax-qualified plans.

     Employee Stock Ownership Plan. This plan is a tax-qualified plan that covers substantially all salaried employees who have at least one year of service and have attained age 21. It was adopted in connection with the reorganization.

     Hudson City Bancorp has committed to lend this plan enough money to purchase 4,348,000 of the shares issued to investors other than Hudson City, MHC (or 3.76% of the total number of shares issued in the reorganization). The plan had purchased 4,348,000 shares as of May 18, 2000.

     Although contributions to this plan will be discretionary, Hudson City Savings intends to contribute enough money each year to make the required principal and interest payments on the loan from Hudson City Bancorp. The loan is for a term of 30 years and calls for level annual payments of principal and interest. The plan has pledged the shares it purchases as collateral for the loan and holds them in a suspense account.

     The plan released 144,933 of the pledged shares during 2000. We expect that 144,933 of the shares will be released annually in the years 2001 through 2028, and that the remaining shares will be released in 2029. The plan will allocate the shares released each year among the accounts of participants in proportion to their base salary for the year. For example, if a participant's base salary for a year represents 1% of the total base salaries of all participants for the year, the plan would allocate to that participant 1% of the shares released for the year. Participants direct the voting of shares allocated to their accounts. Shares in the suspense account will usually be voted in a way that mirrors the votes which participants cast for shares in their individual accounts.

     This plan may purchase additional shares in the future, and may do so using borrowed funds, cash dividends, periodic employer contributions or other cash flow.

     ESOP Restoration Plan. The ESOP Restoration Plan of Hudson City Savings is a non-qualified plan that provides supplemental benefits to certain executives who are prevented from receiving the full benefits contemplated by the Employee Stock Ownership Plan's benefit formula. The supplemental payments consist of payments representing shares that cannot be allocated to participants under the Employee Stock Ownership Plan due to the legal limitations imposed on tax-qualified plans and, in the case of participants who retire before the repayment in full of the Employee Stock Ownership Plan's loan, payments representing the shares that would have been allocated if employment had continued through the full term of the loan.

     Post-Retirement Death Benefit for Senior Officers. Hudson City Savings has entered into approximately 94 post-retirement death benefit agreements with officers at the assistant vice president level and higher. These agreements provide a death benefit to each officer's beneficiary if the officer's employment continues until retirement and he or she dies after retirement. The amount of the death benefit ranges from $25,000 for assistant vice presidents to $50,000 for the President or the Chairman. To finance this benefit, Hudson City Savings has purchased whole life insurance policies on the lives of these officers. This death benefit is in addition to the benefits provided under the group life insurance plan generally applicable to all employees.

     2000 Stock Option Plan. The 2000 Stock Option Plan was adopted by our Board of Directors and approved by our stockholders on January 13, 2000. The Board of Directors adopted an amendment to the Option Plan, which was subsequently approved by the Company's stockholders on July 13, 2000. Subject to the terms of the Option Plan, employees, directors and officers of Hudson City Bancorp, Hudson City Savings and its affiliates are eligible to participate in the Option Plan. The Option Plan is not subject to ERISA and is not a tax-qualified plan under the Code. Hudson City Bancorp reserved 5,435,000 shares of Common Stock for issuance upon the exercise of stock options ("Options") granted under the Option Plan.

     The Board of Directors and the members of the Compensation Committee who are Disinterested Directors ("Option Committee") administer the Option Plan. The Option Committee determines, subject to the terms of the Option Plan and Rule 16b-3 promulgated under the Exchange Act, the officers and employees to whom Options will be granted, the number of shares subject to each Option and the terms of such Options (including provisions regarding exercisability and acceleration of exercisability) and the procedures by which the Options may be exercised.

     Options granted under the Option Plan may be either "incentive stock options," which qualify for favorable federal income tax treatment, or non-qualified stock options, which do not so qualify. Options granted under the Option Plan will generally vest at a rate of 20% per year beginning on the first anniversary of the grant date and generally remain exercisable until the tenth anniversary of the grant date, subject to earlier expiration upon termination of employment, as defined in the Option Plan. In the case of termination due to death, disability or retirement of the Option holder, or upon a change in control of Hudson City Bancorp, all options granted become immediately exercisable.

     Subject to certain specific limitations and restrictions set forth in the Option Plan and such limitations as may be imposed from time to time by the Board of Directors, the Option Committee has the authority to interpret the Option Plan, to prescribe, amend and rescind rules and regulations, if any, relating to the Option Plan and to make all determinations necessary or advisable for the administration of the Option Plan.

     The following table summarizes the grants of stock options that were made to the executive officers during the year ended December 31, 2000.

                           OPTION/SAR GRANTS IN 2000

                                              INDIVIDUAL GRANTS
                           --------------------------------------------------------
                                           PERCENT OF                                   POTENTIAL REALIZABLE
                                             TOTAL                                        VALUE AT ASSUMED
                            NUMBER OF       OPTIONS/                                    ANNUAL RATE OF STOCK
                            SECURITIES        SARS                                     PRICE APPRECIATION FOR
                            UNDERLYING     GRANTED TO                                      OPTION TERM(2)
                           OPTIONS/SARS   EMPLOYEES IN    EXERCISE OR                 ------------------------
                             GRANTED      FISCAL YEAR     BASE PRICE     EXPIRATION       5%           10%
NAME                          (#)(1)          (%)        ($ PER SHARE)      DATE         ($)           ($)
----                       ------------   ------------   -------------   ----------   ----------   -----------
Leonard S. Gudelski......   1,000,000        22.24          13.875        1/13/10      8,725,913    22,113,177
Ronald E. Hermance,
  Jr.....................     650,000        14.45          13.875        1/13/10      5,671,843    14,373,565
John M. Tassillo.........     180,000         4.00          13.875        1/13/10      1,570,664     3,980,372
James C. Kranz...........      75,000         1.67          13.875        1/13/10        654,443     1,658,488
Michael B. Lee...........      75,000         1.67          13.875        1/13/10        654,443     1,658,488

-------------------------

(1) The options set forth in the above table were granted on January 13, 2000 and generally remain exercisable until January 13, 2010, subject to earlier expiration upon termination of employment, as defined in the Option Plan. The options generally vest at a rate of 20% per year over a five-year period beginning on January 13, 2001. In the case of termination due to death, disability, retirement or change in control of Hudson City Bancorp, all options granted become immediately exercisable.

(2) The dollar amounts under these columns are the result of calculations assuming that our common stock appreciates in value from the date of grant to the end of the option term at an annualized rate of 5% and 10% per year, the assumed percentages set by the SEC. The amounts shown are not intended to forecast possible future appreciation, if any, in the price of our common stock.

     The following table provides certain information with respect to the number of shares of Common Stock represented by unexercised options held by the executive officers as of December 31, 2000.

                  AGGREGATED OPTION/SAR EXERCISES DURING 2000
                      AND 2000 YEAR-END OPTION/SAR VALUES

                                                                       NUMBER OF               VALUE OF UNEXERCISED
                                                                 SECURITIES UNDERLYING             IN-THE-MONEY
                                         SHARES     VALUE      UNEXERCISED OPTIONS/SARS            OPTIONS/SARS
                                        ACQUIRED   REALIZED        AT YEAR-END 2000              AT YEAR-END 2000
                                           ON         ON                  (#)                         ($)(1)
                                        EXERCISE   EXERCISE   ---------------------------   ---------------------------
NAME                                      (#)        ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                    --------   --------   -----------   -------------   -----------   -------------
Leonard S. Gudelski...................    --         --           --          1,000,000         --          6,375,000
Ronald E. Hermance, Jr................    --         --           --            650,000         --          4,143,750
John M. Tassillo......................    --         --           --            180,000         --          1,147,500
James C. Kranz........................    --         --           --             75,000         --            478,125
Michael B. Lee........................    --         --           --             75,000         --            478,125

-------------------------

(1) As of December 31, 2000, all of the outstanding options held by the executive officers were in-the-money based upon the difference between $20.25, the closing price of our common stock as reported on the Nasdaq National Market on December 31, 2000, and the $13.875 exercise price of the options.

     2000 Recognition and Retention Plan. The 2000 Recognition and Retention Plan was adopted by our Board of Directors and approved by our stockholders on January 13, 2000. The Board of Directors adopted an amendment to the RRP, which was subsequently approved by the Hudson City Bancorp's stockholders on July 13, 2000. The RRP provides for stock awards ("Awards") to eligible officers, employees, and directors of Hudson City Bancorp, Hudson City Savings and its affiliates. The RRP is not subject to ERISA and is not a tax-qualified plan under the Code.

     The Board of Directors and the members of the Compensation Committee who are Disinterested Directors ("RRP Committee") administer the RRP. The Board of Directors or the RRP Committee will determine at the time of grant the number of shares of Common Stock subject to an Award and the vesting schedule applicable to the Award and may, in its discretion, establish other terms and conditions applicable to the Award.

     Stock subject to an Award is held in trust pursuant to the RRP until the Award vests, at which time the shares of Common Stock attributable to the portion of the Award that have vested are distributed to the Award holder. An individual to whom an Award is granted is entitled to exercise voting rights and receive dividends with respect to stock subject to Awards granted to him whether or not vested. Dividends will be distributed at the same time as the related shares.

     Generally, shares granted to outside directors or directors emeriti will vest and become distributable at a rate of 20% per year, over a five-year period, subject to 100% vesting in the case of death, disability or retirement of the director or a change in control of Hudson City Bancorp. The shares granted to eligible officers and employees will vest according to a schedule established by the RRP committee, but in no event at a rate of more than 20% per year, subject to 100% vesting in the case of death, disability or retirement of the officer or employee or a change in control of Hudson City Bancorp.

     Subject to certain specific limitations and restrictions set forth in the RRP, and such limitations as may be imposed from time to time by the Board of Directors, the RRP Committee has authority to interpret the RRP, to prescribe, amend and rescind rules and regulations, if any, relating to the RRP and to make all determinations necessary or advisable for the administration of the RRP.

LIMITATIONS ON FEDERAL TAX DEDUCTIONS FOR EXECUTIVE OFFICER COMPENSATION

     As a private entity, Hudson City Savings has been subject to federal tax rules which permit it to claim a federal income tax deduction for a reasonable allowance for salaries or other compensation for personal services actually rendered. Because Hudson City Savings is now a subsidiary of a public company, federal tax laws may limit this deduction in future years to $1 million each tax year for each executive officer named in the summary compensation table in Hudson City Bancorp's proxy statement for that year. This limit will not apply to non-taxable compensation under various broad-based retirement and fringe benefit plans, to compensation that is "qualified performance-based compensation" under applicable law or to compensation that is paid in satisfaction of commitments that arose before the reorganization. Hudson City Bancorp expects that the Compensation Committee will take this deduction limitation into account with other relevant factors in establishing the compensation levels of their executive officers and in setting the terms of compensation programs. However, there is no assurance that all compensation paid to our executive officers will be deductible for federal income tax purposes. To the extent that compensation paid to any executive officer is not deductible, the net after-tax cost of providing the compensation will be higher and the net after-tax earnings of Hudson City Bancorp and Hudson City Savings will be reduced.

CERTAIN TRANSACTIONS WITH MEMBERS OF OUR BOARD OF DIRECTORS AND EXECUTIVE
OFFICERS

     We do not make loans to our officers or members of our Board of Directors. However, we do make residential mortgage loans to our other employees. These loans bear interest at the same rate as loans offered to non-employee borrowers minus one-quarter percent. The mortgage loans otherwise have the same underwriting terms that apply to non-employee borrowers.

     We retain the law firm of Dieffenbach Witt & Birchby. John D. Birchby, a director of Hudson City Bancorp, Hudson City Savings and Hudson City, MHC, has been a partner of Dieffenbach, Witt & Birchby since 1975. For 2000, we paid $340,000 to the law firm under our retainer agreement plus the balance of the unbilled charges for 1999 in the amount of $12,824 for a total of $352,824. The firm also received $740,200 in 2000 from borrowers of Hudson City Savings to review loan documentation. We also rent 2,450 square feet of office space to Dieffenbach Witt & Birchby. During 2000, we received lease payments of $47,368 and expect to receive lease payments of $48,588 in 2001.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires Hudson City Bancorp's executive officers and directors, and persons who own more than 10% of Hudson City Bancorp common stock to file with the SEC reports of ownership and changes of ownership. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish Hudson City Bancorp with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, Hudson City Bancorp believes that all filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with.

--------------------------------------------------------------------------------

                                   PROPOSAL 2

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
--------------------------------------------------------------------------------

GENERAL

     The Board of Directors has appointed the firm of KPMG LLP to act as Hudson City Bancorp's independent auditors for the fiscal year ending December 31, 2001, subject to ratification of such appointment by our stockholders. A representative of KPMG LLP is expected to be present at the annual meeting and will be given an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions. No determination has been made as to what action the Board of Directors would take if the stockholders do not ratify the appointment.

AUDIT FEES

     For the fiscal year ended December 31, 2000, KPMG LLP billed the Company an aggregate of $249,000 for professional services rendered for the audit of the Company's financial statements for such period and the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q during such period.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     For the fiscal year ended December 31, 2000, no fees were billed by or paid to KPMG LLP for directly or indirectly operating, or supervising the operation of the Company's information system or managing the Company's local area network, or designing or implementing a hardware or software system that aggregates source data underlying the financial statements or generates information that is significant to the Company's financial statements taken as a whole.

ALL OTHER FEES

     For the fiscal year ended December 31, 2000, KPMG LLP billed the Company an aggregate of $380,200 for all other services not described above under the captions "Audit Fees" and "Financial Information Systems Design and Implementation Fees."

     The Audit Committee considered the provision of the services covered under the captions "All Other Fees" and "Financial Information Systems Design and Implementation Fees" and found them to be compatible with maintaining KPMG's independence.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS.

                                 OTHER MATTERS

     As of the date of this proxy statement, the Board of Directors of Hudson City Bancorp does not know of any other matters to be brought before the stockholders at the annual meeting. If, however, any other matters not known are properly brought before the meeting, the persons named in the accompanying proxy card will vote the shares represented by all properly executed proxies on such matters in such manner as shall be determined by a majority of the Board of Directors.

                             ADDITIONAL INFORMATION

NOTICE OF BUSINESS TO BE CONDUCTED AT ANNUAL MEETING

     The bylaws of Hudson City Bancorp provide for an advance notice procedure for a stockholder to properly bring business before an annual meeting or to nominate any person for election to our Board of Directors. The stockholder must be a stockholder of record and have given timely notice thereof in writing to our Secretary. To be timely, a stockholder's notice must be delivered to or received by the Secretary not later than the following dates: (i) with respect to an annual meeting of stockholders, ninety (90) days in advance of the anniversary of the previous year's annual meeting if the current year's meeting is to be held within thirty (30) days prior to, on the anniversary date of, or after the anniversary of the previous year's annual meeting; and (ii) with respect to an annual meeting of stockholders held at a time other than within the time periods set forth in the immediately preceding clause (i), the close of business on the tenth (10th) day following the date on which notice of such meeting is first given to stockholders. Notice shall be deemed to first be given to stockholders when disclosure of such date of the meeting of stockholders is first made in a press release reported to Dow Jones News Services, Associated Press or comparable national news service, or in a document publicly filed by Hudson City Bancorp with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act. A stockholder's notice to the Secretary shall set forth such information as required by the Bylaws of Hudson City Bancorp. Nothing in this paragraph shall be deemed to require Hudson City Bancorp to include in its proxy statement and proxy card relating to an annual meeting any stockholder proposal or nomination which does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal or nomination is received. See "-- Date For Submission of Stockholder Proposals."

DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

     Any stockholder proposal intended for inclusion in our proxy statement and proxy card relating to our 2002 Annual Meeting of Stockholders must be received by us by December 19, 2001, pursuant to the proxy solicitation regulations of the SEC. Nothing in this paragraph shall be deemed to require Hudson City Bancorp to include in its proxy statement and proxy card for such meeting any stockholder proposal which does not meet the requirements of the SEC in effect at the time. Any such proposal will be subject to 17 C.F.R. sec.240.14a-8 of the Rules and Regulations promulgated by the SEC under the Exchange Act.

ANNUAL REPORT TO STOCKHOLDERS

     A copy of the 2000 Annual Report to Stockholders, including the consolidated financial statements prepared in conformity with accounting principles generally accepted in the United States of America, for the fiscal year ended December 31, 2000 accompanies this proxy statement. The consolidated financial statements have been audited by KPMG LLP, whose report appears in the 2000 Annual Report. THE 2000 ANNUAL REPORT TO STOCKHOLDERS INCLUDES A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K (WITHOUT EXHIBITS) FILED WITH THE SEC. STOCKHOLDERS MAY OBTAIN, FREE OF CHARGE, AN ADDITIONAL COPY OF THE ANNUAL REPORT ON FORM 10-K BY WRITING TO LOUIS J. BEIERLE, VICE PRESIDENT, HUDSON CITY BANCORP, INC., WEST 80 CENTURY ROAD, PARAMUS, NEW JERSEY 07652 OR BY CALLING
(201) 967-8290.

                                          By Order of the Board of Directors,

                                          /s/ John M. Tassillo
                                          John M. Tassillo
                                          Executive Vice President,
                                          Treasurer and Secretary

Paramus, New Jersey
April 18, 2001

        TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING
               PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

                                                                      APPENDIX A

                           HUDSON CITY BANCORP, INC.
            CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

I. AUDIT COMMITTEE PURPOSE

     The Audit Committee is appointed by the Board of Directors (the "Board") of Hudson City Bancorp, Inc. (the "Company") to assist the Board in fulfilling its responsibilities to the Company's shareholders relating to the Company's accounting and reporting practices and the quality and integrity of the Company's financial reports. The Audit Committee's primary duties and responsibilities are to:

     - Monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.

     - Monitor the independence and performance of the Company's independent auditors and internal auditing department.

     - Provide an avenue of communication among the independent auditors, management, the internal auditing department, and the Board.

     The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors and the Company's outside legal counsel as well as anyone in the organization. The Audit Committee has the ability to retain, at the Company's expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

     The Audit Committee will fulfill these responsibilities primarily by carrying out the activities listed in Section III below.

II. COMPOSITION AND MEETINGS

     Audit Committee members shall meet the requirements of the NASD/AMEX Exchange.

     The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors and financially literate as defined by the National Association of Securities Dealers or such other securities exchange on which the Company's shares may be listed. In any event, all of the members will be directors who: (1) are not officers or employees of the Company or its subsidiaries, (2) are free from any relationship that would interfere with the exercise of their independent judgment from management and the Company and (3) have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements. In addition, at least one member of the Audit Committee shall have accounting or related financial management expertise.

     Audit Committee members shall be appointed by the Board.

     The Audit Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Audit Committee shall meet with management and the independent auditors quarterly to review the Company's financial statements and significant findings based upon the independent and internal auditors review. The committee shall appoint, from its membership or otherwise, a secretary who shall cause to be kept written minutes of all meetings of the committee. The Audit Committee shall make regular reports to the Board at the meeting of the Board immediately following the regular quarterly meeting of the Audit Committee and at such other times as the Chairman of the Audit Committee may deem appropriate or at the request of the Board.

III. RESPONSIBILITIES AND DUTIES

     To fulfill its responsibilities and duties, the Audit Committee shall:

     1. Review and reassess the adequacy of this Charter at least annually and submit it to the Board for approval. Publish this Charter at least every three years or as otherwise required in accordance with the rules and regulations of the Securities and Exchange Commission.

     2. Review the Company's annual audited financial statements, and the independent auditors' report thereon, prior to filing with any government body or distribution to the public, and recommend whether to include such financial statements and report in such filing or distribution, including the Company's Annual Report on Form 10-K. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices, and judgments.

     3. In consultation with the management, the independent auditors, and the internal auditors of the Company, evaluate the integrity of the Company's financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors and the internal auditing department together with management's responses.

     4. Review and approve major changes to the Company's auditing and accounting principles and practices as suggested by the independent auditors, internal auditors or management, and review with the independent auditor, the internal auditor and management the extent to which such changes have been implemented (to be done at an appropriate amount of time subsequent to the implementation of such changes, as decided by the Audit Committee).

     5. Review with financial management and the independent auditors the company's quarterly financial results prior to the release of earnings and/or the company's quarterly financial statements prior to filing with any government body or distribution to the public. Discuss any significant changes to the Company's accounting principles and any items required to be communicated by the independent auditors in accordance with SAS 61.

--------------------------------------------------------------------------------

                              INDEPENDENT AUDITORS
--------------------------------------------------------------------------------

     6. The independent auditors are accountable to the Audit Committee and the Board as representatives of the Company's shareholders. The Audit Committee shall review the independence and performance of the auditors and annually recommend to the Board the appointment of the independent auditors or recommend to the Board discharge of auditors when circumstances warrant.

     7. Review with the independent auditors, senior accounting executive and senior internal auditing executive the independent auditors audit plan, discuss their scope, reliance upon management, general audit approach, including assessing (grading) risk areas, and staffing to assure accuracy, completeness of coverage, reduction of redundant efforts, effective use of audit resources and proper control environment.

     8. Prior to releasing the year-end earnings, discuss the results of the audit with the independent auditors. Discuss certain matters required to be communicated to audit committees in accordance with AICPA SAS 61.

     9. Review with the independent auditors the independent auditors' judgments about (1) the quality and appropriateness of the Company's accounting principles, particularly the degree of aggressiveness or conservatism of its accounting principles and underlying estimates, (2) the quality of the Company's internal and external financial reporting process, and (3) the clarity of the financial disclosure.

   10. Approve the fees to be paid to the independent auditors.

   11. Require the independent auditors to submit an annual formal written statement delineating all relationships between the independent auditors and the Company consistent with Independence Standards Board Standard No. 1; engage in a dialogue with the independent auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditor, and when determined to be necessary by the Audit Committee, take or recommend that the Board take appropriate action to ensure the objectivity and independence of the independent auditors.

   12. Require the independent auditors to advise the Company of any fact or circumstance that might adversely affect the independent auditors' independence or judgment with respect to the Company under applicable auditing standards.

   13. Review separately with the independent auditors, management and the internal auditor any problems or difficulties encountered and any management letter provided by the independent auditors and the Company's response to that letter. Such review should include:

          (a) Any difficulties or disputes with management encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information.

          (b) any changes required in the planned scope of the audit.

--------------------------------------------------------------------------------

                 INTERNAL AUDIT DEPARTMENT AND LEGAL COMPLIANCE
--------------------------------------------------------------------------------

   14. Receive from the Company's internal auditor a monthly report to the Board, which includes a summary of findings from completed internal audits and a progress report on the internal audit plan, together with explanations for any deviations from the original plan.

   15. Review significant findings and recommendations prepared by the internal audit department or by the independent auditors during the year together with management's response and follow-up here to.

   16. Review and approve the appointment, replacement, reassignment or dismissal of the senior internal auditing executive.

   17. Review with the Company's outside legal counsel or, at the Audit Committee's discretion, outside legal counsel of its choosing, legal matters that may have a material impact on the financial statements, the Company's compliance policies and any material reports or inquiries received from regulators or governmental agencies.

--------------------------------------------------------------------------------

                     OTHER AUDIT COMMITTEE RESPONSIBILITIES
--------------------------------------------------------------------------------

     18. Annually prepare a report to shareholders as required by the Securities and Exchange Commission. The report should be included in the Company's annual proxy statement.

     19. Perform any other activities consistent with this Charter, the Company's by-laws, and governing law, as the Audit Committee or the Board deem necessary or appropriate.

     20. Annually review a summary of director and officers' related party transactions and potential conflicts of interest.

                                 REVOCABLE PROXY

                            HUDSON CITY BANCORP, INC.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                           HUDSON CITY BANCORP, INC.
   FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON THURSDAY, MAY 17, 2001

   The undersigned stockholder of Hudson City Bancorp, Inc. hereby appoints John
D. Birchby, Victoria H. Bruni and Andrew J. Egner, Jr., or any of them, with full powers of substitution, to attend and act as proxy for the undersigned and to vote all shares of common stock of Hudson City Bancorp which the undersigned may be entitled to vote at the annual meeting of stockholders to be held at the Woodcliff Lake Hilton, 200 Tice Boulevard, Woodcliff Lake, New Jersey 07675, on Thursday, May 17, 2001, at 10:00 a.m., Eastern Time, and at any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF YOU DO NOT GIVE US ANY DIRECTION, THIS PROXY WILL BE VOTED FOR THE PROPOSALS IN ITEMS 1 AND 2.

                           (Continued on Reverse Side)


       PLEASE COMPLETE, SIGN AND DATE THIS PROXY CARD ON THE REVERSE SIDE
              AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE.


--------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE PROPOSALS IN
                                  ITEMS 1 & 2.


                                                             PLEASE MARK
                                                            YOUR VOTES AS
                                                             INDICATED IN
                                                            THIS EXAMPLE.    /X/




                                                         FOR            WITHHOLD
                                                All nominees (except     for all
                                              as otherwise indicated)   nominees

1. Election of three Directors for terms of              / /               / /
   three years each.

   NOMINEES: Kenneth L. Birchby,
   William J. Cosgrove and Donald O. Quest

 . INSTRUCTION: TO WITHHOLD AUTHORITY to vote for any individual nominee, write that nominee's name in the space provided:

   -----------------------------------------------------

   -----------------------------------------------------

                                                       FOR    AGAINST    ABSTAIN

2. Ratification of the appointment of KPMG LLP as      / /      / /        / /
   independent auditors for the fiscal year ending
   December 31, 2001.

The proxies are authorized to vote upon such other business as may properly come before the annual meeting and any adjournment or postponement thereof in such manner as shall be determined by a majority of the Board of Directors.

I will attend the annual meeting.                      / /


(Please mark box if you plan to attend the annual meeting.) (Important: If your shares are not registered in your name, you will need additional documentation to attend the annual meeting.)


            The undersigned hereby acknowledges receipt of the Notice of the 2001 Annual Meeting of Stockholders and the Proxy Statement, dated April 18, 2001 for the annual meeting.




Signature(s)__________________________________________ Date:________________2001

Please sign exactly as your name appears on this proxy. Joint owners should each sign personally. If signing as attorney, executor, administrator, trustee or guardian, please include your full title. Corporate or partnership proxies should be signed by an authorized officer.


--------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -